Exhibit 99.1

Dillard’s, Inc. to Transfer U.S. Stock Exchange Listings to the Texas Stock Exchange (TXSE)

LITTLE ROCK, AR — September 18, 2026 — Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”), a Texas corporation headquartered in Little Rock, Arkansas, today announced that it will voluntarily transfer the primary listings of its securities from the New York Stock Exchange (“NYSE”) to the Texas Stock Exchange (“TXSE”).

The transfer applies to both Dillard’s Class A Common Stock (ticker: DDS) and the 7.50% Capital Securities of Dillard’s Capital Trust I (and the Guarantee of the Company with respect thereto) (ticker: DDT). Both securities are expected to cease trading on the NYSE as primary listings at the market close on Friday, October 2, 2026, and commence trading on the TXSE as primary listings at the market open on Monday, October 5, 2026, retaining their existing ticker symbols. No action is required by DDS shareholders or DDT securityholders in connection with the transfer.

The move aligns Dillard’s deep roots and strong retail presence in Texas with TXSE’s technology-driven platform. Dillard’s Texas heritage dates back to 1956, when founder William T. Dillard acquired a store in downtown Tyler. The Lone Star State has since grown into the Company's largest market, now home to 54 locations. Dillard’s reincorporated from Delaware to Texas in August 2025.

About Dillard’s

Dillard's was founded by William T. Dillard in 1938 in Nashville, Arkansas with an $8,000 investment in a hometown department store. Today, Dillard's, Inc. ranks among the nation's largest fashion retailers – operating 272 Dillard's stores, including 28 clearance centers, spanning 30 states and an Internet store at dillards.com. The Company focuses on delivering style, quality and value to its customers by offering premium fashion apparel, beauty and home collections from both national and exclusive brand sources. Dillard's complements this curated merchandise assortment with exceptional, client-focused customer care.

Forward-Looking Statements

Certain matters contained in this press release concerning the listing transfers of DDS and DDT constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's expectations and beliefs concerning future events impacting the Company. Many factors outside the Company’s control, including risks related to delays in the timing for implementing the transfers, potential market disruptions with respect to the trading of the securities and potential impacts on the Company’s business or operations as it implements the transfers, could cause actual results to differ materially from those contemplated by forward-looking statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them. For a description of other factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended January 31, 2026.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com

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